Exhibit 10.39
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THOMAS J. MEREDITH (“EXECUTIVE”) AND
MOTOROLA, INC. (“COMPANY”)
(As Amended October 4, 2007)
     Executive, on behalf of his heirs, administrators, representatives, executors, successors and assigns, and the Company, on behalf of each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment (collectively, the Company and such entities, the “Affiliated Group”) hereby agree to the following terms of Executive’s employment with the Company (the “Agreement”):
1.	Title. For the Employment Period (as defined below), Executive shall serve as Acting Chief Financial Officer and Executive Vice President with such duties and responsibilities as are commensurate with such position, reporting directly to the Chief Executive Officer of the Company. During the Employment Period, Executive shall continue to serve as a member of the Board of Directors of the Company (the “Board”).

2.	Effective Date. The “Effective Date” of the Agreement shall mean April 1, 2007.

3.	Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the earliest of:
(a)	April 1, 2008;

(b)	the expiration of the 30 calendar day period after the start date of another individual to serve as Chief Financial Officer of the Company;

(c)	the Executive’s termination of employment for any other reason pursuant to Section 5, below.
The period of Executive’s interim employment with the Company pursuant to this Agreement is referred to herein as the “Employment Period”.
4.	Compensation and Benefits.
(a)	Base Salary.
(i)	For the period April 1, 2007 through September 30, 2007, the Executive shall receive salary of $1 payable in a lump sum upon completion of the Employment Period.

(ii)	Beginning October 1, 2007 through the balance of the Employment Period, the Executive shall receive a gross monthly salary of $75,000 payable in a lump sum on the last business day of each month. The Company shall cease payment of the Executive’s monthly salary upon the expiration of the Employment Period. In the event the expiration of the Employment Period does not coincide with the last business day of the month, the Executive shall receive a pro rata lump sum payment based on the number of calendar days in the month occurring prior to the expiration of the Employment Period.
(b)	Director Compensation. During the Employment Period, Executive shall not receive any compensation for his service on the Board.

(c)	Annual & Long-Term Cash Bonuses. During the Employment Period, the Executive shall not be eligible to receive an annual or long-term cash bonus.

(d)	Long-Term Equity Awards. The Executive shall receive grants of equity compensation awards pursuant to the Company’s Omnibus Incentive Plan of 2006 (the “Incentive Plan”) as set forth below.
(i)	Initial Stock Option Grant. On the Effective Date, the Executive shall be granted an option (the “Initial Stock Option”) to purchase 250,000 shares of common stock of the Company (the “Common Stock”). The Initial Stock Option shall have:
(A)	a per share exercise price equal to the closing price of a share of Common Stock on the date of grant as reported on the New York Stock Exchange – Composite Transactions in the Wall Street Journal, Midwest Edition (the “Fair Market Value”);

(B)	a vesting schedule such that the Initial Stock Option will become exercisable in full on the first anniversary of the date of grant, provided that the Executive remains in the employ of the Company through September 30, 2007; and

(C)	a ten-year term.
All the terms and conditions of the Initial Stock Option shall be subject to the terms of the Incentive Plan and the award agreement evidencing the grant of the Initial Stock Option.

(ii)	Initial Restricted Stock Unit Grant. On the Effective Date, the Executive shall be granted an award of 500,000 restricted stock units (the “Initial RSUs”) based on shares of Common Stock pursuant to the Incentive Plan. The Initial RSUs shall vest:

(A)	33% if the Fair Market Value of Company common stock reaches $20.00 and remains at or above $20.00 for ten Trading Days (as defined below) out of any thirty consecutive Trading Days all of which occur within the two-year period beginning on the date the Initial RSUs are granted (the “Restriction Period”);

(B)	an additional 33% if the Fair Market Value of Company common stock reaches $22.00 and remains at or above $22.00 for ten Trading Days out of any thirty consecutive Trading Days all of which occur within the Restriction Period; and

(C)	the remaining 34% if the Fair Market Value of Company common stock reaches $24.00 and remains at or above $24.00 for ten Trading Days out of any thirty consecutive Trading Days all of which occur within the Restriction Period.
For this purpose, a “Trading Day” shall be any day on which the New York Stock Exchange is open for trading. All the terms and conditions of the Initial RSUs shall be subject to the terms of the Incentive Plan and the award agreement evidencing the grant of the Initial RSUs, as provided to senior executives of the Company generally.

(iii)	Subsequent Stock Option Grants. Beginning October 1, 2007, on the last business day of each month, if the Employment Period has not ended prior to that date, then the Executive will be granted a number of stock options (the “Subsequent Stock Options”) as determined below.

The number of options will be determined by dividing $200,000 by the Black-Scholes option value calculated on the date the Subsequent Stock Options are granted, as determined by the Company pursuant to the methodology set forth in the Company’s annual report as filed on Form 10-K.

Each Subsequent Stock Option shall have the following terms:
(A)	a per share exercise price equal to the Fair Market Value on the applicable date of grant;

(B)	a vesting schedule such that the Subsequent Stock Options will vest in four equal annual installments commencing on the first anniversary of the applicable date of grant if the Executive remains in the employ of the Company or serves as a Board member through each such date; and

(C)	a ten-year term.
The terms and conditions of the Subsequent Stock Options shall be subject to the terms of the Incentive Plan and the award agreements evidencing the grant of the Subsequent Stock Options which shall be in the form of the award attached hereto as Exhibit 1.

(iv)	Subsequent RSUs. Beginning October 1, 2007, on the last business day of each month, if the Employment Period has not ended prior to that date, then the Executive will be granted a number of restricted stock units (the “Subsequent RSUs”) equal to $300,000 divided by the Fair Market Value of company stock on the date of grant. Each Subsequent RSU shall vest in two equal installments as follows:
(A)	50% vesting on the 30 month anniversary of the applicable date of grant; and

(B)	50% vesting on the 60 month anniversary of the applicable date of grant, if the Executive remains in the employ of the Company or serves as a Board member through each such date.
The terms and conditions of the Subsequent RSUs shall be subject to the terms of the Incentive Plan and the award agreements evidencing the grant of the Subsequent RSUs which shall be in the form of the award attached hereto as Exhibit 2.
(e)	Change in Control Benefits. Upon a Change in Control (as defined in the Incentive Plan, and pursuant to the Motorola, Inc. Senior Officer Change in Control Severance Plan or any successor change in control plan or program (the “Change in Control Plan”)), the equity-based awards granted herein to the Executive shall become fully vested and exercisable (or, if applicable, all restrictions shall lapse), and all RSUs shall be paid out as promptly as practicable; provided, however, that the treatment of outstanding awards set forth above (referred to herein as “Accelerated Treatment”) shall not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with awards that preserve the existing value of such awards at the time of the Change in Control and provide for subsequent payout in accordance with the same vesting schedule applicable to the original awards; provided, further, that (i) with respect to any Initial Stock Options or Initial RSUs that are assumed or replaced, such assumed or replaced awards shall provide for the Accelerated Treatment if the Executive is involuntarily terminated or quits for Good Reason (as defined in the Incentive Plan) prior to the one year anniversary of the Effective Date; and (ii) with respect to any Subsequent Stock Options or Subsequent RSUs that are assumed or replaced, such assumed or replaced awards shall provide for the Accelerated Treatment to the extent required in the attached award documents. During the Employment Period, if the Company adopts an equity incentive plan with Change in Control benefits more generous than the benefits provided in this Section 4(e) or a Change in Control severance plan for senior executives generally with more generous benefits than the Change in Control Plan, then the Executive will be entitled to those more generous benefits to the extent Executive’s awards are granted under such plan or such Change in Control severance plan is adopted, as applicable.

(f)	Retirement Plans. During the Employment Period, the Executive shall not be eligible to participate in any of the qualified or non-qualified pension plans, practices, policies and programs of the Company, as may be in effect from time to time, for senior executives of the Company generally. The Executive may, however, participate in the Motorola 401(k) Plan, in accordance with the terms of such plan.

(g)	Other Benefits. Until the end of the Employment Period, the Executive shall be eligible to participate in the welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally including without limitation: (i) reasonable use of Company aircraft for personal and business purposes (up to 125 flight hours for personal use; (ii) participation in the Company’s Elected Officer Life Insurance Program; (iii) reimbursement of up to $60,000 of living expenses in Chicago; and (iv) financial planning.

(h)	Expenses. During the Employment Period, the Executive shall be eligible for prompt reimbursement for business expenses reasonably incurred by the Executive in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally.
5.	Termination of Employment. If the Executive’s employment is terminated for any reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive or the Executive’s legal representatives under this Agreement. The vesting of each stock option and RSU that is outstanding as of the date of termination shall be governed by the applicable provisions of the applicable award agreement, each of which is incorporated herein by reference, and the Incentive Plan.

6.	Additional Covenants.
(a)	Confidential Information. The Executive shall not communicate, divulge or disseminate Confidential Information, as defined in the attached agreements, at any time during or after the Executive’s employment with the Affiliated Group, except with prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities as Acting Chief Financial Officer and Executive Vice President. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of employment with the Company for any reason, the Executive shall promptly return to the Company, all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Company, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or the Affiliated Group, as applicable. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Illinois Trade Secrets Act or, if such act is repealed, the Uniform Trade Secrets Act (on which the Illinois Trade Secrets Act is based). The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions.

(b)	Assistance. The Executive agrees that during and after his employment by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service, other than for testimony. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor, including without limitation consulting services for the 60 calendar day period following the Employment Period for no additional compensation. Any services or assistance contemplated in this Section 6(b) shall be at mutually agreed to and convenient times.

(c)	Remedies. The Executive acknowledges and agrees that in addition to all other remedies at law and/or equity, including but not limited to those set forth in the attached agreements, (x) the Executive’s breach of the provisions of Section 6 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. The Parties further acknowledge and agree that the provisions of Section 7(a) below are accurate and necessary because (A) this Agreement is entered into in the State of Illinois, (B) as of the Effective Date, Illinois will have a substantial relationship to the Parties and to this transaction, (C) as of the Effective Date, Illinois will be the headquarters state of the Company, which has operations nationwide and has a compelling interest in having its employees treated uniformly within the United States, (D) the use of Illinois law provides certainty to the Parties in any covenant litigation in the United States, and (E) enforcement of the provision of this Section 6 would not violate any fundamental public policy of Illinois or any other jurisdiction. If any of the provisions of Section 6 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 6 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

(d)	The covenants in this Section 6 apply in the countries in which Executive has physically been present performing work for the Company at any time during the two years preceding termination of his employment.
7.	Successors.
(a)	This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)	The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
8.	Miscellaneous.
(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Illinois, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(b)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c)	Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d)	The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(e)	From and after the Effective Date, this Agreement, including the attachments that are incorporated by reference, shall supersede any other employment agreement or understanding between the Parties, provided that, notwithstanding any other provision of this Agreement to the contrary, in the event of a Change in Control (as defined in the Change in Control Plan), the Change in Control Plan shall supersede this Agreement; provided, that, the Change in Control provisions in this Agreement will continue to apply.
9.	Director’s and Officer’s Insurance. The Company shall continue to provide the Executive with reasonable Director’s and Officer’s insurance coverage that is at least as favorable as the coverage provided to other directors and officers of the Company. Such insurance coverage shall continue in effect both during the Employment Period and, while potential liability exists, thereafter.

10.	Indemnification. The Company shall indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the by-laws of the Company against, and in respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company.

11.	Representations. The Executive hereby represents and warrants to the Company that the Executive is not party to any contract, understanding, agreement or policy, whether or not written, with his current employer (or any other previous employer) or otherwise, that would be breached by the Executive’s entering into, or performing services under, this Agreement. The Executive further represents that he has complied with all export control requirements and that he is legally authorized to work in the United States, that he has disclosed to the Company in writing all material threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against the Executive of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors. Executive agrees that he has not, will not and cannot rely on any representations not expressly made herein and the only consideration for signing this Employment Agreement are the terms stated herein and no other promises or representations of any kind have been made by any person or entity whatsoever to cause him to sign this Employment Agreement.
     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name and on its behalf.

MOTOROLA, INC.		EXECUTIVE

By	/s/ Ruth A. Fattori		/s/ Thomas J. Meredith

	Ruth A. Fattori		Thomas J. Meredith
Executive Vice President, Human Resources
Date:	October 4, 2007	Date:	October 4, 2007

ATTACHMENT A
STOCK OPTION CONSIDERATION AGREEMENT
GRANT DATE: April 2, 2007
The following Agreement is established to protect the trade secrets, intellectual property, confidential information, customer relationships and goodwill of Motorola, Inc. and each of its subsidiaries (the “Company”) both as defined in the Motorola Omnibus Incentive Plan of 2006 (the “2006 Plan”).
As consideration for the stock option(s) granted to me on the date shown above under the terms of the 2006 Plan (“the Covered Options”), and Motorola having provided me with Confidential Information as a Motorola appointed vice president or elected officer, I agree to the following:
(1) I agree that during the course of my employment and thereafter, I will not use or disclose, except on behalf of the Company and pursuant to its directions, any Company Confidential Information. Confidential Information means information concerning the Company and its business that is not generally known outside the Company. Confidential Information includes: (i) trade secrets; (ii) intellectual property; (iii) the Company’s methods of operation and Company processes; (iv) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (v) information on customers or potential customers, including customer’s names, sales records, prices, and other terms of sales and Company cost information; (vi) Company personnel data; (vii) Company business plans, marketing plans, financial data and projections; and (viii) information received in confidence by the Company from third parties. Information regarding products or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented.
(2) I agree that during my employment and for a period of one year following my termination of employment for any reason, I will not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information of the Company to terminate his/her employment with the Company and/or to seek employment with my new or prospective employer, or any other company.
(3) I agree that during my employment and for a period of one year following the termination of my employment for any reason, I will not, directly or indirectly, on behalf of myself or any other person, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer for such products or services and with which I had direct or indirect contact regarding those products or services or about which I learned Confidential Information at any time during the two years prior to my termination of employment with the Company.
(4) I agree that by accepting the Covered Options, if I violate the terms of paragraphs 1 through and including 3 of this Agreement, then, in addition to any other remedies available in law and/or equity, all of my vested and unvested Covered Options will terminate and no longer be exercisable, and for all Covered Options exercised within one year prior to the termination of my employment for any reason or anytime after termination of my employment for any reason, I will immediately pay to the Company the difference between the exercise price on the date of grant as reflected in the Award Document for the Covered Options and the market price of the Covered Options on the date of exercise (the “spread”).
(5) The requirements of this agreement can be waived or modified only upon the prior written consent of Motorola, Inc. I acknowledge that the promises in this Agreement, not any employment of or services performed by me in the course and scope of that employment, are the sole consideration for the Covered Options. I agree the Company shall have the right to assign this Agreement which shall not affect the validity or enforceability of this Agreement. This Agreement shall inure to the benefit of the Company assigns and successors.

(6) I agree that during my employment and for a period of one year following the termination of my employment for any reason, I will immediately inform the Company of (i) the identity of my new employer (or the nature of any start-up business, consulting arrangements or self-employment), (ii) my new title, and (iii) my job duties and responsibilities. I hereby authorize the Company to provide a copy of this Agreement to my new employer. I further agree to provide information to the Company as may from time to time be requested in order to determine my compliance with the terms of this Agreement.
(7) I acknowledge that the harm caused to the Company by the breach or anticipated breach of paragraphs 1, 2, and/or 3 of this Agreement will be irreparable and I agree the Company may obtain injunctive relief against me in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between me and the Company for the protection of the Company’s Confidential Information, or law, including the recovery of liquidated damages. I agree that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 10 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over me. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
(8) With respect to the Covered Options, this Agreement is my entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 10 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. I also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I affirmatively state that I have not, will not and cannot rely on any representations not expressly made herein.
(9) I accept the terms of this Agreement and the above option(s) to purchase shares of the Common Stock of the Company, subject to the terms of this Agreement, the 2006 Plan, and any Award Document issued pursuant thereto. I am familiar with the 2006 Plan and agree to be bound by it to the extent applicable, as well as by the actions of the Company’s Board of Directors or any committee thereof.
(10) I agree that this Agreement and the 2006 Plan, and any Award Document issued pursuant thereto, together constitute an agreement between the Company and me. I further agree that this Agreement is governed by the laws of Illinois, without giving effect to any state’s principles of Conflicts of Laws, and any legal action related to this Agreement shall be brought only in a federal or state court located in Illinois, USA.

Date	Signature	Printed Name

Commerce ID
IN ORDER FOR THE ABOVE-REFERENCED OPTION(S) TO BE AWARDED, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO MOTOROLA c/o EXECUTIVE REWARDS NO LATER THAN                                         .

ATTACHMENT B
RESTRICTED STOCK UNIT AWARD AGREEMENT
     This Restricted Stock Unit Award (“Award”) is awarded on April 2, 2007 (“Date of Grant”), by Motorola, Inc. (the “Company” or “Motorola”) to Thomas J. Meredith (the “Grantee”).
     WHEREAS, Grantee is receiving the Award under the Motorola Omnibus Incentive Plan of 2006, as amended (the “2006 Incentive Plan”);
          WHEREAS, the Award is being made as a special grant of Motorola restricted stock units authorized by the Board of Directors and the Board’s Compensation and Leadership Committee (the “Compensation Committee”); and
          WHEREAS, it is a condition to Grantee receiving the Award that Grantee electronically accept the terms, conditions and Restrictions applicable to the restricted stock units as set forth in this agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock units to Grantee on the following terms and conditions:
1.	Award of Restricted Stock Units. The Company hereby grants to Grantee a total of 500,000 Motorola restricted stock units (the “Units”) subject to the terms and conditions set forth below. All Awards shall be paid in whole shares of Motorola Common Stock (“Common Stock”); no fractional shares shall be credited or delivered to Grantee.
2.	Restrictions. The Units are being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below. For purposes of this Award, the term Units includes any additional Units granted to the Grantee with respect to Units, still subject to the Restrictions.
a.	Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to Restrictions. The Units shall be forfeited if Grantee violates or attempts to violate these transfer Restrictions. Motorola shall have the right to assign this Agreement, which shall not affect the validity or enforceability of this Agreement. This Agreement shall inure to the benefit of assigns and successors of Motorola.

b.	Any Units still subject to the Restrictions shall be automatically forfeited upon the Grantee’s termination of employment with Motorola or a Subsidiary during the twelve-month period following the Date of Grant for any reason other than death (as provided in Section 3(a) below), Total and Permanent Disability (as provided in Section 3(a) below), or Involuntary Termination due to (A) a Divestiture or (B) for a reason other than for Serious Misconduct. For purposes of this Agreement, a termination of employment shall not include a change in Grantee’s work assignment from Executive Vice President and Acting Chief Financial Officer to any other position in the Motorola Finance organization or on the Motorola Senior Leadership Team or as a consultant to the CEO or any member of the Senior Leadership Team. Likewise for purposes of this agreement, a termination of employment shall not include a change in Grantee’s employment status from a full-time employee to either a non-employee consultant to the Company or a non-employee director of the Company, and a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola and which is consolidated for financial reporting purposes. Total and Permanent Disability is defined in Section 3(a).
c.	If Grantee engages in any of the following conduct, in addition to all remedies in law and/or equity available to the Company or any Subsidiary, Grantee shall forfeit all restricted stock units under the Award whose Restrictions have not lapsed, and, for all restricted stock units under the Award whose Restrictions have lapsed, Grantee shall immediately pay to the Company the Fair Market Value (as defined in paragraph 7 below) of Common Stock on the date(s) such Restrictions lapsed, without regard to any taxes that may have been deducted from such amount. For purposes of subparagraphs (i) through and including (iii) below, “Company” or “Motorola” shall mean Motorola Inc. and/or any of its Subsidiaries:
(i)	During the course of Grantee’s employment and thereafter, Grantee uses or discloses, except on behalf of the Company and pursuant to the Company’s directions, any Company Confidential Information. “Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (A) trade secrets; (B) intellectual property; (C) the Company’s methods of operation and Company processes; (D) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (E) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (F) Company personnel data; (G) Company business plans, marketing plans, financial data and projections; and (H) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented; and/or

(ii)	During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee hires, recruits, solicits or induces, or causes, allows, permits or aids others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information of the Company to terminate his/her employment with the Company and/or to seek employment with Grantee’s new or prospective employer, or any other company; and/or

(iii)	During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee, directly or indirectly, on behalf of Grantee or any other person, company or entity, solicits or participates in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer for such products or services and with which Grantee had direct or indirect contact regarding those products or services or about which Grantee learned Confidential Information at any time during the two years prior to Grantee’s termination of employment with the Company.
The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Units.
3.	Lapse of Restrictions.
a.	As long as the Units have not been forfeited as described in Section 2 above, and except as set forth in Section 3(b) below, the Restrictions applicable to the Units shall lapse as follows:
•	If in the two years following the Date of Grant (the “Restriction Period”), the Fair Market Value (as defined in paragraph 7 below) of Common Stock meets or exceeds the dollar amount set forth below for at least ten Trading Days (as defined below) during any thirty consecutive Trading Days, then the Restrictions shall lapse as to the corresponding percentage of Units set forth below:

Dollar Amount	Percent Vested
$20.00 per share	33%
$22.00 per share	An additional 33%
$24.00 per share	The final 34%
For purposes of this Agreement, “Trading Day” means any date on which the New York Stock Exchange is open for trading.

•	If a Change in Control of the Company occurs and the successor corporation (or parent thereof) does not assume this Award or replace it with a comparable award; provided, further, that with respect to any Award that is assumed or replaced, such assumed or replaced awards shall provide that the Restrictions shall lapse for any Participant that is involuntarily terminated (for a reason other than Cause) or quits for Good Reason within 12 months of the Date of Grant. For purposes of this paragraph, the terms “Change in Control”, “Cause ” and “Good Reason” are defined in the 2006 Incentive Plan;

•	Subject to the vesting conditions outlined in subparagraph (i) above, upon termination of Grantee’s employment by Motorola or a Subsidiary by Total and Permanent Disability. “Total and Permanent Disability” means for (x) U.S. employees, entitlement to long term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute and (y) non-U.S. employees, as established by applicable Motorola policy or as required by local regulations; or

•	Subject to the vesting conditions outlined in subparagraph (i) above, if the Grantee dies.
b.	Subject to the vesting conditions outlined in subparagraph (i) above, in the case of Involuntary Termination due to a Divestiture or for a reason other than for Serious Misconduct before the expiration of the Restriction Period, if the Units have not been forfeited as described in Section 2 above, then the Restrictions shall lapse immediately.

c.	“Termination due to a Divestiture” for purposes of this Agreement means if Grantee accepts employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola or a Subsidiary, or if Grantee remains employed by a Subsidiary that is sold or whose shares are distributed to the Motorola stockholders in a spin-off or similar transaction (a “Divestiture”).

d.	“Serious Misconduct” for purposes of this Agreement means any misconduct identified as a ground for termination in the Motorola Code of Business Conduct, or the human resources policies, or other written policies or procedures.

e.	Subject to the vesting conditions outlined in subparagraph (i) above, if, during the Restriction Period, the Grantee takes a Leave of Absence from Motorola or a Subsidiary, the Units will continue to be subject to this Agreement. If the Restriction Period expires while the Grantee is on a Leave of Absence the Grantee will be entitled to the Units even if the Grantee has not returned to active employment. “Leave of Absence” means an approved leave of absence from Motorola or a Subsidiary that is not a termination of employment, as determined by Motorola.

f.	To the extent the Restrictions lapse under this Section 3 with respect to the Units, they will be free of the terms and conditions of this Award (other than Section 2(c)). To the extent the Restrictions under this Section 3 do not lapse with respect to some or all of the Units prior to the end of the Restriction Period, any such Units shall be forfeited.
4.	Adjustments. If the number of outstanding shares of Common Stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock.

5.	Dividends. No dividends (or dividend equivalents) shall be paid with respect to Units credited to the Grantee’s account.

6.	Delivery of Certificates or Equivalent. Upon the lapse of Restrictions applicable to the Units, the Company shall, at its election, either (i) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of Units upon which such Restrictions have lapsed, or (ii) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Units upon which such Restrictions have lapsed.
7.	Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the Units. Grantee may satisfy any minimum withholding obligation by electing to have the plan administrator retain shares of Common Stock deliverable in connection with the Units having a Fair Market Value on the date the Restrictions applicable to the Units lapse equal to the amount to be withheld. For purposes of this Agreement, the “Fair Market Value” of Common Stock on any date shall be the closing price for a share of Common Stock on that date as reported for the New York Stock Exchange — Composite Transactions in the Wall Street Journal, Midwest edition.
8.	Voting and Other Rights.
a.	Grantee shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote and to receive cash dividends and other distributions until delivery of certificates representing shares of Common Stock in satisfaction of the Units.

b.	The grant of Units does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary, to terminate Grantee’s employment at any time.
9.	Agreement Following Termination of Employment. Grantee agrees that upon termination of employment with Motorola or a Subsidiary, Grantee will immediately inform Motorola of (a) the identity of any new employer (or the nature of any start-up business or self-employment), (b) Grantee’s new title, and (c) Grantee’s job duties and responsibilities. Grantee hereby authorizes Motorola or a Subsidiary to provide a copy of this Award Document to Grantee’s new employer. Grantee further agrees to provide information to Motorola or a Subsidiary as may from time to time be requested in order to determine his/her compliance with the terms hereof.
10.	Consent to Transfer Personal Data. By accepting this award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Plan. Motorola, its Subsidiaries and Grantee’s employer hold certain personal information about the Grantee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Motorola, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing consent may affect the Grantee’s ability to participate in the Plan.

11.	Nature of Award. By accepting this Award Agreement, the Grantee acknowledges his or her understanding that the grant of Units under this Award Agreement is completely at the discretion of Motorola, and that Motorola’s decision to make this Award in no way implies that similar awards may be granted in the future or that Grantee has any guarantee of future employment. Nor shall this or any such grant interfere with Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between Grantee and the Company. In addition, the Grantee hereby acknowledges that he has entered into employment with Motorola or a Subsidiary upon terms that did not include this Award or similar awards, that his decision to continue employment is not dependent on an expectation of this Award or similar awards, and that any amount received under this Award is considered an amount in addition to that which the Grantee expects to be paid for the performance of his services. Grantee’s acceptance of this Award is voluntary. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.
12.	Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of paragraphs 2(c)(i), (ii) and/or (iii) of this Agreement will be irreparable and further agrees the Company may obtain injunctive relief against the Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between the Grantee and the Company for the protection of the Company’s Confidential Information, or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 15 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over the Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
13.	Acknowledgements. With respect to the subject matter of paragraphs 2(c)(i), (ii) and (iii) and paragraphs 12 and 15 hereof, this Agreement is the entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 15 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this Agreement, Grantee affirmatively states that he has not, will not and cannot rely on any representations not expressly made herein.
14.	Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.
15.	Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or Agreement shall be brought only in the state or federal courts of Illinois.

16.	Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.
17.	Actions by the Compensation Committee. The Committee may delegate its authority to administer this Agreement. The actions and determinations of the Compensation Committee or its delegate shall be binding upon the parties.
18.	Acceptance of Terms and Conditions. By electronically accepting this Award within 30 days after the date of the electronic mail notification by the Company to Grantee of the grant of this Award (“Email Notification Date”), Grantee agrees to be bound by the foregoing terms and conditions, the 2006 Incentive Plan and any and all rules and regulations established by Motorola in connection with awards issued under the 2006 Incentive Plan. If Grantee does not electronically accept this Award within 30 days of the Email Notification Date, Grantee will not be entitled to the Units.
19.	Plan Documents. The 2006 Incentive Plan and the Prospectus for the 2006 Incentive Plan are available at http://myhr.mot.com/pay_finances/awards_incentives/stock_options/plan_documents.jsp or from Global Rewards, 1303 East Algonquin Road, Schaumburg, IL 60196 (847) 576-7885.

ATTACHMENT C
MOTOROLA, INC.
AWARD DOCUMENT
For the
Motorola Omnibus Incentive Plan of 2006
Terms and Conditions Related to Employee Nonqualified Stock Options

Recipient:	Thomas J. Meredith	Date of Expiration:	April 2, 2017

Commerce ID#:		Number of Options:	250,000

Date of Grant:	April 2, 2007	Exercise Price:	$

Motorola, Inc. (“Motorola” or “the Company”) is pleased to grant you options to purchase shares of Motorola’s common stock under the Motorola Omnibus Incentive Plan of 2006 (the “Plan”). The number of options (“Options”) awarded to you and the Exercise Price per Option, which is the Fair Market Value on the Date of Grant, are stated above. Each Option entitles you to purchase one share of Motorola’s common stock on the terms described below and in the Plan.
Vesting and Exercisability
You cannot exercise the Options until they have vested.
Regular Vesting – The Options will vest in accordance with the following schedule (subject to the other terms hereof):

Percent	Date
100%	April 2, 2008
Special Vesting – You may be subject to the Special Vesting Dates described below if your employment or service with Motorola or a Subsidiary (as defined below) terminates.
Exercisability – You may exercise Options at any time after they vest and before they expire as described below.
Expiration
All Options expire on the earlier of (1) the Date of Expiration as stated above or (2) any of the Special Expiration Dates described below. Once an Option expires, you no longer have the right to exercise it.
Special Vesting Dates and Special Expiration Dates
There are events that cause your Options to vest sooner than the Regular Vesting schedule discussed above or to expire sooner than the Date of Expiration as stated above; provided, however, that for purposes of this award, a termination of employment shall not include a change in your work assignment from Executive Vice President and Acting Chief Financial Officer to any other position in the Motorola Finance organization or on the Motorola Senior Leadership Team or as a consultant to the CEO or any member of the Senior Leadership Team. Likewise for purposes of this agreement, a termination of employment shall not include a change in your employment status from a full-time employee to either a non-employee consultant to the Company or a non-employee director of the Company. The events are as follows:
     Disability – If your employment or service with Motorola or a Subsidiary is terminated because of your Total and Permanent Disability (as defined below), Options that are not vested will automatically become fully vested upon your termination of employment or service. All your Options will then expire on the earlier of the first anniversary of your termination of employment or service because of your Total and Permanent Disability or the Date of Expiration stated above. Until that time, the Options will be exercisable by you or your guardian or legal representative.
     Death – If your employment or service with Motorola or a Subsidiary is terminated because of your death, Options that are not vested will automatically become fully vested upon your death. All your Options will then expire on the earlier of the first anniversary of your death or the Date of Expiration stated above. Until that time, with written proof of death and inheritance, the Options will be exercisable by your legal representative, legatees or distributees.
Change In Control – If a Change in Control of the Company occurs, and the successor corporation does not assume these Options or replace them with options that are at least comparable to these Options, then: (1) all of your unvested Options will be fully vested and (2) all of your Options will be exercisable until the Date of Expiration set forth above.
Further, with respect to any Options that are assumed or replaced as described in the preceding paragraph, such assumed or replaced options shall provide that they will be fully vested and exercisable until the Date of Expiration set forth above if you are involuntarily terminated (for a reason other than Cause) or if you quit for Good Reason within 24 months of the Change in Control. For purposes of this paragraph, the terms “Change in Control”, “Cause” and “Good Reason” are defined in the Plan.
Termination of Employment or Service Because of Serious Misconduct – If Motorola or a Subsidiary terminates your employment or service because of Serious Misconduct (as defined below) all of your Options (vested and unvested) expire upon your termination.
Change in Employment in Connection with a Divestiture – If you accept employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola or a Subsidiary, or if you remain employed by a Subsidiary that is sold or whose shares are distributed to the Motorola stockholders in a spin-off or similar transaction (a “Divestiture”), all of your unvested Options will automatically expire upon termination of your employment with Motorola, and all of your vested but not yet exercised Options will expire on the Date of Expiration stated above.
Termination of Employment or Service by Motorola or a Subsidiary Other than for Serious Misconduct or a Divestiture– If Motorola or a Subsidiary on its initiative, terminates your employment or service other than for Serious Misconduct or a Divestiture, all of your unvested Options will automatically expire upon termination and all of your vested but not yet exercised Options will expire on the Date of Expiration stated above.
Termination of Employment or Service for any Other Reason than Described Above – If your employment or service with Motorola or a Subsidiary terminates for any reason other than that described above, including voluntary resignation of your employment or service, all of your unvested Options will automatically expire upon termination of your employment or service and all of your vested but not yet exercised Options will expire on the Date of Expiration stated above.
Leave of Absence/Temporary Layoff
If you take a Leave of Absence from Motorola or a Subsidiary that your employer has approved in writing in accordance with your employer’s Leave of Absence Policy and which does not constitute a termination of employment as determined by Motorola, or you are placed on Temporary Layoff (as defined below) by Motorola or a Subsidiary the following will apply:
Vesting of Options – Options will continue to vest in accordance with the vesting schedule set forth above.
Exercising Options – You may exercise Options that are vested or that vest during the Leave of Absence or Temporary Layoff.
Effect of Termination of Employment or Service – If your employment or service is terminated during the Leave of Absence or Temporary Layoff, the treatment of your Options will be determined as described under “Special Vesting Dates and Special Expiration Dates” above.
Other Terms
Method of Exercising – You must follow the procedures for exercising options established by Motorola from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised and any taxes that are required to be withheld by Motorola or a Subsidiary in connection with the exercise. Options may not be exercised for less than 50 shares unless the number of shares represented by the Option is less than 50 shares, in which case the Option must be exercised for the remaining amount.

Transferability – Except to the extent provided by the Committee, Options are not transferable other than by will or the laws of descent and distribution.
Tax Withholding – Motorola or a Subsidiary is entitled to withhold an amount equal to the required minimum statutory withholding taxes for the respective tax jurisdictions attributable to any share of common stock deliverable in connection with the exercise of the Options. You may satisfy any minimum withholding obligation and any additional withholding, if desired, by electing to have the plan administrator retain Option shares having a Fair Market Value on the date of exercise equal to the amount to be withheld.
Definition of Terms
If a term is used but not defined, it has the meaning given such term in the Plan.
“Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (A) trade secrets; (B) intellectual property; (C) the Company’s methods of operation and Company processes; (D) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (E) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (F) Company personnel data; (G) Company business plans, marketing plans, financial data and projections; and (H) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall be deemed generally known until such broader use is actually commercially implemented.
“Fair Market Value” is the closing price for a share of Motorola common stock on the date of grant or date of exercise, whichever is applicable. The official source for the closing price is the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal, Midwest edition.
“Serious Misconduct” means any misconduct identified as a ground for termination in the Motorola Code of Business Conduct, or the human resources policies, or other written policies or procedures.
“Subsidiary” means an entity of which Motorola owns directly or indirectly at least 50% and that Motorola consolidates for financial reporting purposes.
“Total and Permanent Disability” means for (x) U.S. employees, entitlement to long-term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute and (y) non-U.S. employees, as established by applicable Motorola policy or as required by local regulations.
“Temporary Layoff” means a layoff or redundancy that is communicated as being for a period of up to twelve months and as including a right to recall under defined circumstances.
Consent to Transfer Personal Data
By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola, its Subsidiaries and your employer hold certain personal information about you that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in Motorola, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing your consent may affect your ability to participate in the Plan.
Acknowledgement of Discretionary Nature of the Plan; No Vested Rights
You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Motorola or a Subsidiary, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future or to future employment. Nor shall this or any such grant interfere with your right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between you and the Company. Future grants, if any, will be at the sole discretion of Motorola, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.
No Relation to Other Benefits/Termination Indemnities
Your acceptance of this award and participation under the Plan is voluntary. The value of your stock option awarded herein is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the stock option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.
Agreement Following Termination of Employment
As a further condition of accepting the Options, you acknowledge and agree that for a period of one year following your termination of employment or service, you will not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of Motorola or a Subsidiary who possesses Confidential Information of Motorola or a Subsidiary to terminate his/her employment with Motorola or a Subsidiary and/or to seek employment with your new or prospective employer, or any other company.
You agree that upon termination of employment with Motorola or a Subsidiary, and for a period of one year thereafter, you will immediately inform Motorola of (i) the identity of your new employer (or the nature of any start-up business or self-employment), (ii) your new title, and (iii) your job duties and responsibilities. You hereby authorize Motorola or a Subsidiary to provide a copy of this Award Document to your new employer. You further agree to provide information to Motorola or a Subsidiary as may from time to time be requested in order to determine your compliance with the terms hereof.
Substitute Stock Appreciation Right
Motorola reserves the right to substitute a Stock Appreciation Right for your Option in the event certain changes are made in the accounting treatment of stock options. Any substitute Stock Appreciation Right shall be applicable to the same number of shares as your Option and shall have the same Date of Expiration, Exercise Price, and other terms and conditions. Any substitute Stock Appreciation Right may be settled only in common stock.
Acceptance of Terms and Conditions
By accepting the Options, you agree to be bound by these terms and conditions, the Plan, any and all rules and regulations established by Motorola in connection with awards issued under the Plan, and any additional covenants or promises Motorola may require as a condition of the grant.
Other Information about Your Options and the Plan
You can find other information about options and the Plan on the Motorola website http://myhr.mot.com/pay_finances/awards_incentives/stock_options/plan_documents.jsp. If you do not have access to the website, please contact Motorola Global Rewards, 1303 E. Algonquin Road, Schaumburg, IL 60196 USA; GBLRW01@Motorola.com; 847-576-7885; for an order form to request Plan documents.

Exhibit 1
RSU Form
T. Meredith
RESTRICTED STOCK UNIT AWARD AGREEMENT
     This Restricted Stock Unit Award (“Award”) is awarded on «Grant_date» (“Date of Grant”), by Motorola, Inc. (the “Company” or “Motorola”) to «First_Name» «Last_Name» (the “Grantee”).
     WHEREAS, Grantee is receiving the Award under the Motorola Omnibus Incentive Plan of 2006, as amended (the “2006 Incentive Plan”);
     WHEREAS, the Award is being made as a special grant of Motorola restricted stock units authorized by the Board of Directors (the “Board”) and the Board’s Compensation and Leadership Committee (the “Compensation Committee”); and
     WHEREAS, it is a condition to Grantee receiving the Award that Grantee electronically accept the terms, conditions and Restrictions applicable to the restricted stock units as set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock units to Grantee on the following terms and conditions:
1.	Award of Restricted Stock Units. The Company hereby grants to Grantee a total of «Txt_Nbr_of_Shares» («Whole_Nbr_of_Shares») Motorola restricted stock units (the “Units”) subject to the terms and conditions set forth below. All Awards shall be paid in whole shares of Motorola Common Stock (“Common Stock”); no fractional shares shall be credited of delivered to Grantee.

2.	Restrictions. The Units are being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below. For purposes of this Award, the term Units includes any additional Units granted to the Grantee with respect to Units, still subject to the Restrictions.
a.	Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to Restrictions. The Units shall be forfeited if Grantee violates or attempts to violate these transfer Restrictions. Motorola shall have the right to assign this Agreement, which shall not affect the validity or enforceability of this Agreement. This Agreement shall inure to the benefit of assigns and successors of Motorola.

b.	Except to the extent Grantee’s Employment Period (as defined in his Amended and Restated Employment Agreement dated October 4, 2007) is immediately succeeded by his continued service as a non-employee director on the Board, any Units still subject to the Restrictions shall be (x) automatically forfeited upon the Grantee’s termination of employment with Motorola or a Subsidiary for any reason other than death (as provided in Section 3(a) below), Total and Permanent Disability (as provided in Section 3(a) below), or Involuntary Termination due to (A) a Divestiture or (B) for a reason other than for Serious Misconduct (as provided in Section 3(b) below). Further, if Grantee is removed from the Board or is not renominated to the Board for “Cause”, or if Grantee or voluntarily resigns from the Board, then any Units still subject to the Restrictions shall be automatically forfeited. For purposes of this Award, a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola and which is consolidated for financial reporting purposes. “Cause” is defined in the 2006 Incentive Plan.

c.	If Grantee engages in any of the following conduct, in addition to all remedies in law and/or equity available to the Company or any Subsidiary, Grantee shall forfeit all restricted stock units under the Award whose Restrictions have not lapsed, and, for all restricted stock units under the Award whose Restrictions have lapsed, Grantee shall immediately pay to the Company the Fair Market Value (as defined in paragraph 7 below) of Common Stock on the date(s) such Restrictions lapsed, without regard to any taxes that may have been deducted from such amount. For purposes of subparagraphs (i) through and including (iii) below, “Company” or “Motorola” shall mean Motorola Inc. and/or any of its Subsidiaries:
(i)	During the course of Grantee’s employment and thereafter, Grantee uses or discloses, except on behalf of the Company and pursuant to the Company’s directions, any Company Confidential Information. “Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (A) trade secrets; (B) intellectual property; (C) the Company’s methods of operation and Company processes; (D) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (E) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (F) Company personnel data; (G) Company business plans, marketing plans, financial data and projections; and (H) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented; and/or

(ii)	During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee hires, recruits, solicits or induces, or causes, allows, permits or aids others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information of the Company to terminate his/her employment with the Company and/or to seek employment with Grantee’s new or prospective employer, or any other company; and/or

(iii)	During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason Grantee, directly or indirectly, on behalf of Grantee or any other person, company or entity, solicits or participates in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer for such products or services and with which Grantee had direct or indirect contact regarding those products or services or about which Grantee learned Confidential Information at any time during the two years prior to Grantee’s termination of employment with the Company.
The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Units.
3.	Lapse of Restrictions.
a.	Except as set forth in Section 3(b) below, the Restrictions applicable to the Units shall lapse, as long as the Units have not been forfeited as described in Section 2 above, as follows:
(i)	50% on the 30 month anniversary of the Date of Grant and an additional 50% on the 60 month anniversay of the Date of Grant (the “Restriction Period”);

(ii)	If Grantee ceases to serve as a member of the Board for any reason (other than Grantee’s voluntary resignation or if Grantee is removed from the Board or is not renominated to the Board for “Cause”);

(iii)	If a Change in Control of the Company occurs during Grantee’s Employment Period or any subsequent period of service on the Board and the successor corporation (or parent thereof) does not, during the Restriction Period, assume this Award or replace it with an award that preserves the existing value of this Award at the time of the Change in Control and that provides for subsequent payout in accordance with the same vesting schedule applicable to this Award; provided, further, that with respect to any Award that is assumed or replaced, such assumed or replaced Award shall provide that the Restrictions shall lapse if Grantee is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the Change in Control. For purposes of this paragraph, the terms “Change in Control”, “Cause” and “Good Reason” are defined in the 2006 Incentive Plan;

(iv)	Upon termination of Grantee’s Employment Period by Motorola or a Subsidiary due to Grantee’s Total and Permanent Disability. “Total and Permanent Disability” means for (x) U.S. employees, entitlement to long term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute and, (y) non-U.S. employees, as established by applicable Motorola policy or as required by local regulations; or

(v)	If the Grantee dies.
b.	In the case of Involuntary Termination during the Employment Period due to a Divestiture or for a reason other than for Serious Misconduct before the expiration of the Restriction Period, if the Units have not been forfeited as described in Section 2 above, then the Restrictions shall lapse on a pro rata basis determined by dividing (i) the number of completed full years of service by the Grantee from the Award Date to the employee’s date of termination by (ii) the total length of the Restriction Period.

c.	“Termination due to a Divestiture” for purposes of this Agreement means if, during the Employment Period, Grantee accepts employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola or a Subsidiary, or if Grantee remains employed by a Subsidiary that is sold or whose shares are distributed to the Motorola stockholders in a spin-off or similar transaction during the Employment Period (a “Divestiture”).

d.	“Serious Misconduct” for purposes of this Agreement means any misconduct identified as a ground for termination of employment in the Motorola Code of Business Conduct, or the human resources policies, or other written policies or procedures.

e.	If, during the Employment Period, the Grantee takes a Leave of Absence from Motorola or a Subsidiary, the Units will continue to be subject to this Agreement. If the Restriction Period expires while the Grantee is on a Leave of Absence the Grantee will be entitled to the Units even if the Grantee has not returned to active employment. “Leave of Absence” means an approved leave of absence from Motorola or a Subsidiary that is not a termination of employment, as determined by Motorola.

f.	To the extent the Restrictions lapse under this Section 3 with respect to the Units, they will be free of the terms and conditions of this Award (other than Section 2(c)).
4.	Adjustments. If the number of outstanding shares of Common Stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock.

5.	Dividends. No dividends (or dividend equivalents) shall be paid with respect to Units credited to the Grantee’s account.

6.	Delivery of Certificates or Equivalent. Upon the lapse of Restrictions applicable to the Units, the Company shall, at its election, either (i) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of Units upon which such Restrictions have lapsed, or (ii) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Units upon which such Restrictions have lapsed.

7.	Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the Units. Grantee may satisfy any minimum withholding obligation by electing to have the plan administrator retain shares of Common Stock deliverable in connection with the Units having a Fair Market Value on the date the Restrictions applicable to the Units lapse equal to the amount to be withheld. “Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the day the Restrictions applicable to the Units lapse as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal, Midwest edition.

8.	Voting and Other Rights.
a.	Grantee shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote and to receive cash dividends and other distributions until delivery of certificates representing shares of Common Stock in satisfaction of the Units.

b.	The grant of Units does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary, to terminate Grantee’s employment at any time.
9.	Agreement Following Termination of Employment. Grantee agrees that upon termination of employment with Motorola or a Subsidiary, Grantee will immediately inform Motorola of (a) the identity of any new employer (or the nature of any start-up business or self-employment), (b) Grantee’s new title, and (c) Grantee’s job duties and responsibilities. Grantee hereby authorizes Motorola or a Subsidiary to provide a copy of this Award Document to Grantee’s new employer. Grantee further agrees to provide information to Motorola or a Subsidiary as may from time to time be requested in order to determine his/her compliance with the terms hereof.

10.	Consent to Transfer Personal Data. By accepting this award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Plan. Motorola, its Subsidiaries and Grantee’s employer hold certain personal information about the Grantee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Motorola, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee’s authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing consent may affect the Grantee’s ability to participate in the Plan.

11.	Nature of Award. By accepting this Award Agreement, the Grantee acknowledges his or her understanding that the grant of Units under this Award Agreement is completely at the discretion of Motorola, and that Motorola’s decision to make this Award in no way implies that similar awards may be granted in the future or that Grantee has any guarantee of future employment. Nor shall this or any such grant interfere with Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between Grantee and the Company. In addition, the Grantee hereby acknowledges that he has entered into employment with Motorola or a Subsidiary upon terms that did not include this Award or similar awards, that his decision to continue employment is not dependent on an expectation of this Award or similar awards, and that any amount received under this Award is considered an amount in addition to that which the Grantee expects to be paid for the performance of his services. Grantee’s acceptance of this Award is voluntary. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.

12.	Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of paragraphs 2(c)(i), (ii) and/or (iii) of this Agreement will be irreparable and further agrees the Company may obtain injunctive relief against the Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between the Grantee and the Company for the protection of the Company’s Confidential Information, or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 15 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over the Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

13.	Acknowledgements. With respect to the subject matter of paragraphs 2(c)(i), (ii), and (iii), and paragraphs 12 and 15 hereof, this Agreement is the entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision.

The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 15 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this Agreement, Grantee affirmatively states that he has not, will not and cannot rely on any representations not expressly made herein.

14.	Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.

15.	Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or Agreement shall be brought only in the state or federal courts of Illinois.

16.	Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.

17.	Actions by the Compensation Committee. The Committee may delegate its authority to administer this Agreement. The actions and determinations of the Compensation Committee or its delegate shall be binding upon the parties.

18.	Acceptance of Terms and Conditions. By electronically accepting this Award within 30 days after the date of the electronic mail notification by the Company to Grantee of the grant of this Award (“Email Notification Date”), Grantee agrees to be bound by the foregoing terms and conditions, the 2006 Incentive Plan and any and all rules and regulations established by Motorola in connection with awards issued under the 2006 Incentive Plan. If Grantee does not electronically accept this Award within 30 days of the Email Notification Date, Grantee will not be entitled to the Units.

19.	Plan Documents. The 2006 Incentive Plan and the Prospectus for the 2006 Incentive Plan are available at http://myhr.mot.com/pay_finances/awards_incentives/ stock_options/plan_documents.jsp or from Global Rewards, 1303 East Algonquin Road, Schaumburg, IL 60196 (847) 576-7885.

Exhibit 2
T. Meredith
2006 plan
MOTOROLA, INC.
AWARD DOCUMENT
For the
Motorola Omnibus Incentive Plan of 2006
Terms and Conditions Related to Employee Nonqualified Stock Options

Recipient:	Date of Expiration:

Commerce ID#:	Number of Options:

Date of Grant:	Exercise Price:

Motorola, Inc. (“Motorola” or “the Company”) is pleased to grant you options to purchase shares of Motorola’s common stock under the Motorola Omnibus Incentive Plan of 2006 (the “Plan”). The number of options (“Options”) awarded to you and the Exercise Price per Option, which is the Fair Market Value on the Date of Grant, are stated above. Each Option entitles you to purchase one share of Motorola’s common stock on the terms described below and in the Plan.

Vesting and Exercisability
You cannot exercise the Options until they have vested.
Regular Vesting – The Options will vest in accordance with the following schedule (subject to the other terms hereof):

Percent	Date
25%	_____ ____, 20__
25%	_____ ____, 20__
25%	_____ ____, 20__
25%	_____ ____, 20__
Special Vesting – You may be subject to the Special Vesting Dates described below if your employment or service with Motorola or a Subsidiary (as defined below) terminates.
Exercisability – You may exercise Options at any time after they vest and before they expire as described below.
Expiration
All Options expire on the earlier of (1) the Date of Expiration as stated above or (2) any of the Special Expiration Dates described below. Once an Option expires, you no longer have the right to exercise it.
Special Vesting Dates and Special Expiration Dates
There are events that cause your Options to vest sooner than the Regular Vesting schedule discussed above or to expire sooner than the Date of Expiration as stated above. Those events are as follows:
Disability – If your employment or service with Motorola or a Subsidiary is terminated during your Employment Period because of your Total and Permanent Disability (as defined below), Options that are not vested will automatically become fully vested upon your termination of employment or service. All your Options will then expire on the earlier of the first anniversary of your termination of employment or service because of your Total and Permanent Disability or the Date of Expiration stated above. Until that time, the Options will be exercisable by you or your guardian or legal representative.
Death – If your employment or service with Motorola or a Subsidiary is terminated during your Employment Period because of your death, Options that are not vested will automatically become fully vested upon your death. All your Options will then expire on the earlier of the first anniversary of your death or the Date of Expiration stated above. Until that time, with written proof of death and inheritance, the Options will be exercisable by your legal representative, legatees or distributees.
Change In Control – If a “Change in Control” of the Company occurs during your Employment Period and the successor corporation does not assume these Options or replace them with options that preserve the existing value of this award at the time of the Change in Control and provide for subsequent payout in accordance with the same vesting schedule applicable to this award, then: (1) all of your unvested Options will be fully vested and (2) all of your Options will be exercisable until the Date of Expiration set forth above.
Further, with respect to any Options that are assumed or replaced as described in the preceding paragraph, such assumed or replaced options shall provide that they will be fully vested and exercisable until the Date of Expiration set forth above if you are involuntarily terminated from employment for a reason other than “Cause” or if you quit for “Good Reason” within 24 months of the Change in Control. For purposes of this paragraph, the terms “Change in Control”, “Cause” and “Good Reason” are defined in the Plan.
Termination of Employment or Service Because of Serious Misconduct – If Motorola or a Subsidiary terminates your employment or service during the Employment Period because of Serious Misconduct (as defined below) all of your Options (vested and unvested) expire upon your termination.
Change in Employment in Connection with a Divestiture – If you accept employment with another company during the Employment Period in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola or a Subsidiary, or if you remain employed by a Subsidiary that is sold or whose shares are distributed to the Motorola stockholders in a spin-off or similar transaction (a “Divestiture”) during the Employment Period, all of your unvested Options will automatically expire upon termination of your employment with Motorola, and all of your vested but not yet exercised Options will expire on the earlier of (i) 90 days after such Divestiture or (ii) the Date of Expiration stated above.
Termination of Employment or Service by Motorola or a Subsidiary Other than for Serious Misconduct or a Divestiture – If Motorola or a Subsidiary on its initiative, terminates your employment or service during the Employment Period other than for Serious Misconduct or a Divestiture, all of your unvested Options will automatically expire upon termination and all of your vested but not yet exercised Options will expire on the earlier of (i) 90 days after your termination of employment or (ii) the Date of Expiration stated above.
Termination of Employment or Service for any Other Reason than Described Above – If your employment or service with Motorola or a Subsidiary terminates during the Employment Period for any reason other than that described above, including voluntary resignation of your employment or service, all of your unvested Options will automatically expire upon termination of your employment or service and all of your vested but not yet exercised Options will expire on the earlier of (i) the date ninety (90) days after the date of termination of your employment or service or (ii) the Date of Expiration stated above.
Board Service Following Employment Period – Notwithstanding any provision of this award to the contrary, if your Employment Period with Motorola or a Subsidiary terminates but you continue as a member of the Board of Directors of the Company (the “Board”), then all of your Options will continue to vest in accordance with the Regular Vesting schedule (or, in the event of a “Change in Control”, in accordance with the Special Vesting rules discussed below) based upon your continued service as a member of the Board. If you cease to serve as a member of the Board for any reason, then (a) all of your unvested Options will become fully vested on the date your Board service ceases, and (b) all of your Options will be exercisable from the date your Board service ceases until the Date of Expiration set forth above, unless any of the following four Special Vesting rules apply:
•	If you are removed from the Board or not re-nominated to the Board for “Cause” as defined in the Plan, then, all of your Options (vested and unvested) expire upon the date you cease to be a member of the Board.

•	If you voluntarily resign from the Board, all of your unvested Options will automatically expire upon the effective date of your resignation, and all of your vested but not yet exercised Options will expire on the earlier of (i) the date ninety (90) days after the date of resignation, or (ii) the Date of Expiration stated above.

•	If your service with the Board ends because of your death, Options that are not vested will automatically become fully vested upon your death. All your Options will then expire on the earlier of the first anniversary of your death or the Date of Expiration stated above. Until that time, with written proof of death and inheritance, the Options will be exercisable by your legal representative, legatees or distributees.

•	If a “Change in Control” of the Company occurs during your service with the Board, and the successor corporation does not assume these Options or replace them with options that preserve the existing value of this award at the time of the Change in Control and provide for subsequent payout in accordance with the same vesting schedule applicable to this award, then: (1) all of your unvested Options will be fully vested and (2) all of your Options will be exercisable until the Date of Expiration set forth above. Further, with respect to any Options that are assumed or replaced as described above, such assumed or replaced options shall provide that they will be fully vested and exercisable until the Date of Expiration set forth above if you resign from the Board for Good Reason or are removed from the Board or not renominated to the Board for a reason other than “Cause” within 24 months of the Change in Control. For purposes of this paragraph, the terms “Good Reason”, “Change in Control” and “Cause” are defined in the Plan.
Leave of Absence/Temporary Layoff
If you take a Leave of Absence from Motorola or a Subsidiary during the Employment Period that your employer has approved in writing in accordance with your employer’s Leave of Absence Policy and which does not constitute a termination of employment as determined by Motorola, or you are placed on Temporary Layoff (as defined below) by Motorola or a Subsidiary during the Employment Period the following will apply:
Vesting of Options – Options will continue to vest in accordance with the vesting schedule set forth above.
Exercising Options – You may exercise Options that are vested or that vest during the Leave of Absence or Temporary Layoff.
Effect of Termination of Employment or Service – If your employment or service is terminated during the Leave of Absence or Temporary Layoff, the treatment of your Options will be determined as described under “Special Vesting Dates and Special Expiration Dates” above.
Other Terms
Method of Exercising – You must follow the procedures for exercising options established by Motorola from time to time. At the time of exercise, you must pay the Exercise Price for all of the Options being exercised and any taxes that are required to be withheld by Motorola or a Subsidiary in connection with the exercise. Options may not be exercised for less than 50 shares unless the number of shares represented by the Option is less than 50 shares, in which case the Option must be exercised for the remaining amount.
Transferability – Unless the Committee provides, Options are not transferable other than by will or the laws of descent and distribution.
Tax Withholding – Motorola or a Subsidiary is entitled to withhold an amount equal to the required minimum statutory withholding taxes for the respective tax jurisdictions attributable to any share of common stock deliverable in connection with the exercise of the Options. You may satisfy any minimum withholding obligation and any additional withholding, if desired, by electing to have the plan administrator retain Option shares having a Fair Market Value on the date of exercise equal to the amount to be withheld.
Definition of Terms
If a term is used but not defined, it has the meaning given such term in the Plan.
“Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (A) trade secrets; (B) intellectual property; (C) the Company’s methods of operation and Company processes; (D) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (E) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (F) Company personnel data; (G) Company business plans, marketing plans, financial data and projections; and (H) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall be deemed generally known until such broader use is actually commercially implemented.
“Employment Period” is as defined in your Amended and Restated Employment Agreement with Motorola, dated October 4, 2007.
“Fair Market Value” is the closing price for a share of Motorola common stock on the date of grant or date of exercise, whichever is applicable. The official source for the closing price is the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal, Midwest edition.
“Serious Misconduct” means any misconduct identified as a ground for termination in the Motorola Code of Business Conduct, or the human resources policies, or other written policies or procedures.
“Subsidiary” means an entity of which Motorola owns directly or indirectly at least 50% and that Motorola consolidates for financial reporting purposes.
“Total and Permanent Disability” means for (x) U.S. employees, entitlement to long-term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute and (y) non-U.S. employees, as established by applicable Motorola policy or as required by local regulations.
“Temporary Layoff” means a layoff or redundancy that is communicated as being for a period of up to twelve months and as including a right to recall under defined circumstances.
Consent to Transfer Personal Data
By accepting this award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. Motorola, its Subsidiaries and your employer hold certain personal information about you, that may include your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in Motorola, or details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing your consent may affect your ability to participate in the Plan.
Acknowledgement of Discretionary Nature of the Plan; No Vested Rights
You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Motorola or a Subsidiary, in its sole discretion, at any time. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future or to future employment. Nor shall this or any such grant interfere with your right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between you and the Company. Future grants, if any, will be at the sole discretion of Motorola, including, but not limited to, the timing of any grant, the amount of the award, vesting provisions, and the exercise price.
No Relation to Other Benefits/Termination Indemnities
Your acceptance of this award and participation under the Plan is voluntary.  The value of your stock option awarded herein is an extraordinary item of compensation outside the scope of your employment contract, if any.  As such, the stock option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.
Agreement Following Termination of Employment
As a further condition of accepting the Options, you acknowledge and agree that for a period of one year following your termination of employment or service, you will not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of Motorola or a Subsidiary who possesses Confidential Information of Motorola or a Subsidiary to terminate his/her employment with Motorola or a Subsidiary and/or to seek employment with your new or prospective employer, or any other company.
You agree that upon termination of employment with Motorola or a Subsidiary, and for a period of one year thereafter, you will immediately inform
Motorola of (i) the identity of your new employer (or the nature of any start-up business or self-employment), (ii) your new title, and (iii) your job duties and responsibilities. You hereby authorize Motorola or a Subsidiary to provide a copy of this Award Document to your new employer. You further agree to provide information to Motorola or a Subsidiary as may from time to time be requested in order to determine your compliance with the terms hereof.
Substitute Stock Appreciation Right
Motorola reserves the right to substitute a Stock Appreciation Right for your Option in the event certain changes are made in the accounting treatment of stock options. Any substitute Stock Appreciation Right shall be applicable to the same number of shares as your Option and shall have the same Date of Expiration, Exercise Price, and other terms and conditions. Any substitute Stock Appreciation Right may be settled only in common stock.
Acceptance of Terms and Conditions
By accepting the Options, you agree to be bound by these terms and conditions, the Plan, any and all rules and regulations established by Motorola in connection with awards issued under the Plan, and any additional covenants or promises Motorola may require as a condition of the grant.
Other Information about Your Options and the Plan
You can find other information about options and the Plan on the Motorola website http://myhr.mot.com/pay_finances/awards_incentives/ stock_options/plan_documents.jsp. If you do not have access to the website, please contact Motorola Global Rewards, 1303 E. Algonquin Road, Schaumburg, IL 60196 USA; GBLRW01@Motorola.com; 847-576-7885; for an order form to request Plan documents.